Exhibit 10.19

2018-09-25	Private & Confidential Offer Letter Control #：[***]

Dear Thomas J. Knapp,

We are very pleased to offer you the position of Senior Vice President of Legal Affairs in the Law Department of Ascentage Pharma. You may need to travel according to the business needs. The general terms and conditions of employment are listed below and details terms will be stated in the employment contract to be provided at a later date.

Please return a signed copy of this letter on or before Sep 25, 2018 to indicate your acceptance of the offer. Please note that this offer is contingent upon you providing accurate and truthful personal information. We expect you to join us on or before Sep 25, 2018.

1.            COMPENSATION

a) Base Salary

Your annual base salary will be USD$250,000 gross per year once you join Ascentage Pharma. Your base salary review will follow the company policies.

b) Social Benefits and Company Benefits

Ascentage Pharma will match 401K employee contributions up to 5% of employee salary. For 2018 contribution, the company’s 401K match will be implemented in a lump sum in Feb-March of 2019 as ADP system isn’t ready now.

You will be eligible for medical insurance including dental and vision insurance. Ascentage Pharma will cover 80% of the total medical insurance fee and the employee will take 20% of the total medical insurance, not exceeding monthly USD$1600 per month.

Meanwhile, you will be eligible for other benefits according to the company policies.

c) Performance Bonus & Additional Bonus

According to company operation status, performance appraisal system and your annual performance goal completion status, you will be eligible for the corresponding performance bonus, the total number will not exceed 25% of the annual base salary; If your employment is still active by the time the company disburses it, according to your performance appraisal result, board resolution and service length in this year, your performance bonus will be disbursed accordingly.

Meanwhile, you will be eligible for additional project bonus.

d) STOCK OPTIONS

You will be entitled to USD$750,000 worth of stock options to purchase shares in when you sign the formal stock option grant agreement. Which will be distributed within four years. At the same time, the specific quota, exercise price and management plan will be implemented according to the future management methods related to the stock options.

e) Individual Income Tax

You will personally be responsible for your individual income taxes in excess of the applicable federal and state tax deductions on all forms of cash compensation, income and incentives provided by the Company.

2.            PROBATION AND TERMINATION OF SERVICE

The first three months of your service will be the probationary period. During this time, you or the Company can terminate your service according to relevant law and regulations. You first contract period will be three years. When the first labor contract period expires, it will be renewed based on the mutual agreement of both parties.

3.            HOURS OF WORK

You will spend 80% of standard work time to serve Ascentage Pharma for the first six months and thereafter the standard work time will be adjusted according to the business demand. Meanwhile you are expected to extend your workday as required by business.

4.            PAID ANNUAL LEAVE

You will be entitled for 12 days paid annual leave. On the premise of not affecting one’s own work, according to the number of days, one must apply in advance to the direct supervisor or departmental head or the company leader for leaving.

5.            MATTERS OF CONFIDENTIALTY

You have a duty to treat as confidential, both during service with and after you have left the Company, all information relating to the Company and the customer. Such information must be treated as the property of the Company and must not be divulged to any person outside the Company or to anyone within the Company who should not rightly be in possession of such information. When you are on board, you will sign a confidentiality agreement, which will be consider as part of this Offer Letter and Employment Agreement.

6.            EXCLUSIVE SERVICE

Ascentage Pharma will be your only employer after the Labor relations being established. You shall not be directly or indirectly engaged in any business or activity competing or conflicting to the interest or business operation of Ascentage in any form in the process of work, not be engaged in any part-time or professional job in any other units and not be engaged in commercial activities for any other companies or organizations even though you work for free unless you get the approval by Ascentagepharma in advance, you may engage in business or activities that have no interest or business operation in competition or conflict with Ascentage Pharma.

All of us at Ascentage who have met you over the past few days are impressed with your qualifications and background. We are confident that you will become a valued member of our growing team. We all look forward to having you join us and being part of our exciting efforts to build our business in global in the years ahead.

Pls contact Ms. Cui Yang by (0512) 85557777 for an induction arrangement.

Sincerely,

/s/ Dajun Yang
Dajun Yang
Chairman

Brief of Working Environment

Working Place:

☒ Office

☐ Workshop

☐ Lab

☐ Others

Potential Occupational Diseases Inductive Factor:

☒ Inapplicable

☐ Powder

☐ Methanol

☐ Noise

☐ Others

Supply of Personal Protective Equipment:

☒ Inapplicable

☐ Masks

☐ Others necessary Personal Protective Equipments

I understand the terms and conditions of employment, major responsibilities of the position and the working environment, and agree to join Ascentage. I agree to comply with all company policies and maintain confidentiality on Ascentage processes, designs and other company confidential information.

/s/ Thomas J. Knapp	September 25, 2018
Signed:	Date:

Please kindly provide the following materials for HR or Admin, when you are on board in the first day,

a)	One copy of Passport;

b)	One hardcopy of Color photo;

Amended Offer Letter

Private & Confidential
March 29, 2019
Control #: [***]
Re: Amended Offer Letter

Thomas J. Knapp. Esq.
[* * *]

Dear Thomas:

We are amending the terms of your Offer Letter dated September 25, 2018 to reflect your position as Senior Vice President & General Counsel in the Law Department of Ascentage Pharma and the terms of your updated total compensation.

COMPENSATION

a)	Base Salary

Effective March 1, 2019, during the term of your employment by the Company, you will be entitled to a base salary of $14,375.00 per pay period, payable in accordance with our standard payroll practices and subject to deductions for applicable federal, state and local withholding.

b)	Stock Options

You will be granted under the Employee Stock Option Plan, as amended (the “Plan”), a non-qualified stock option to purchase 346,734 shares of common stock of the holding company of Ascentage. The stock option has an exercise price USD$0.01. The stock options will vest over a four-year period, 25% on each anniversary of the effective date of your first day of employment, subject to your continuing service through each vesting date, and be on such other terms and provisions as are contained in the Company’s standard-form nonqualified stock option agreement under the Plan; provided, in the event Ascentage terminates your employment, then that portion of the stock options that have not vested will remain unvested.

All other terms of the Offer Letter shall remain the same and be effective.

w

Sincerely,

/s/ Dajun Yang
Dajun Yang, M.D., Ph.D.
Chairman and Chief Executive Officer

Cc: Employee Personnel File

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Ascentage Pharma Group Inc.
800 King Farm Boulevard; Suite 300 Rockville, MD 20850 USA

Acknowledgment

I hereby accept the preceding offer on the terms set forth above and acknowledge this agreement with the Company; and that no other terms, conditions or representations other than those contained herein form part of this agreement. I understand that my employment relationship is on an “at-will” basis and can be terminated by either the Company or myself at any time, with or without cause. I hereby represent and warrant to the Company that (a) I have the legal right to accept this offer of employment and to perform my employment obligations hereunder and (b) am not a party to any agreement or understanding, and am not subject to any restriction, which, in either case, could prevent me from entering into this agreement or performing my employment duties hereunder.

Thomas J. Knapp	Date:	March 29, 2019
PRINT NAME

/s/ Thomas J. Knapp
SIGNATURE

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Ascentage Pharma Group Inc.
800 King Farm Boulevard; Suite 300 Rockville, MD 20850 USA